Exhibit 4.5

AGREEMENT FOR PROVISION OF BDR ISSUANCE AND BOOKING SERVICES

ITAÚ CORRETORA DE VALORES S.A., with its principal place of business at Avenida Brigadeiro Faria Lima, São Paulo, State of São Paulo (SP), registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 61.194.353/0001-64 (“ITAUCOR”); and

BANCO SANTANDER S.A., an open company organized under the laws of Spain, with its principal place of business in Santander (Cantabria), Paseo de Pereda, No. 9-12, Spain, bearer of CNPJ/MF No. 05.707.616/0001-10 (“CLIENT”).

Whereas:

(a)	ITAUCOR is a financial institution qualified and authorized by the Central Bank of Brazil and by the Securities Commission (“CVM”) to provide services of issuance and booking of security deposit certificates, pursuant to article 43 of Law No. 6404, of December 15, 1976 (“LSA”);

(b)	ITAUCOR is a financial institution qualified and authorized by CVM to provide services of bonds and securities booking, pursuant to article 34, paragraph 2, of LSA;

(c)	CLIENT is interested in the issuance of security deposit certificates denominated Brazilian Depositary Receipts (“BDR” or “BDRs”), each one representing one registered share (acciones ordinarias) issued by CLIENT (“Security” or “Securities”);

(d)	CLIENT is interested in contracting ITAUCOR to provide services of BDRs issuance and booking, as well as services inherent to the institution of such depositary certificates;

(e)	CLIENT declares to know the Operation Regulation of BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros – São Paulo Stock Exchange (“BM&FBOVESPA”);

(f)	CLIENT declares to have been responsible for the decision to contract ITAUCOR to act as BDRs issuance and booking agent;

(g)	BDRs issuance (“BDRs Program”) is conditional on compliance with the provisions in this agreement, in particular the Securities prior deposit to be carried out by CLIENT (or third party on behalf and at order of CLIENT) with Santander Investment, S.A., whose principal place of business is located at Avenida de Cantabria, without a number, 28660 Boadilla del Monte (Madrid), as custodian of the Securities abroad (“CUSTODIAN”);

The parties contract the following.

1.	SUBJECT MATTER

1.1.	ITAUCOR shall provide to the holders of BDRs that represent Securities issued by CLIENT, services of issuance, booking and cancellation of those certificates in Brazil and shall act to conduct the BDRs Program.

1.2.	ITAUCOR, additionally, shall provide to BDRs holders the services necessary for assuring them the essential rights described in this agreement, which include the right to vote and to preference, payment of dividends, bonuses in Securities or in cash, grouping and splitting of Securities, among other rights, as occurred abroad.

1.3.	The list of services to be provided by ITAUCOR is included in Exhibit I to this agreement.

2.	COMMUNICATION BETWEEN THE PARTIES

2.1.	Verbal and written communication between ITAUCOR and CLIENT shall be exclusively done through the persons indicated and authorized by them in writing (“Authorized Persons”), pursuant to authorization letter, whose model is included in Exhibit II to this agreement.

2.2.	The parties may use SWIFT messages, fac-similes and-mails, electronic letters or paper sheets as communication means, provided that originated from Authorized Persons.

2.3.	The parties may alter the Authorized Persons or the data on them, at any time, by remittance of a new authorization letter, pursuant to the model contained in Exhibit II, which shall be received by the addressee at least one (1) business day before the date of the actual alteration.

2.4.	The parties shall keep records and files about the understandings and correspondences of their representatives, regarding the performance of this agreement.

3.	BDRs CHARACTERISTICS

3.1.	FORM – BDRs shall be issued in nominative form and kept by ITAUCOR under the book-entry system.

3.2.	ISSUANCE – BDRs shall be issued in accordance with the instructions provided for in item III of Exhibit I to this agreement.

3.3.	BOOKING – ITAUCOR shall keep a Register of BDRs (“Register of BDRs”), where it shall indicate, individually, the BDRs holders, as well as the total quantity of BDRs in name of BM&FBOVESPA, as fiduciary owner of the certificates, which shall remain blocked for deposit in custody account with that entity.

3.2.1.	The Register of BDRs shall record the total quantity of certificates, as well as the issuances, cancellations and alterations resulting from corporate events, such as splitting, groupings, redemptions, bonuses, etc.

3.2.2.	ITAUCOR shall carry out the periodical conciliation of the BDRs registered in the Register of BDRs with the total quantity of the Securities deposited with the CUSTODIAN.

3.4.	OWNERSHIP – BDRs ownership shall be assumed by the statement to be provided by ITAUCOR to BDRs holders that keep their certificates in the Register of BDRs, and by custody statement to be provided by BM&FBOVESPA to BDRs holders that keep their certificates under custody of that institution.

3.5.	CANCELLATION OF BDRs – BDRs shall be cancelled in accordance with the instructions provided for in item IV of Exhibit I to this agreement.

3.6.	NEGOTIATION ENVIRONMENT – BDRs negotiations in the over-the-counter market shall be admitted as well, with the consequent transfer of ownership, provided that all legal and operational procedures were complied with, including proof of payment of the taxes that may be possibly due.

3.7.	CUSTODY – BDRs may be kept in custody with BM&FBOVESPA, it being possible to withdraw them from custody for registration in CLIENT’s Register of BDRs, kept by ITAUCOR.

4.	RIGHTS OF BDRs HOLDERS

4.1.	The BDRs shall grant to their holders the same rights and advantages of the Securities that give them support, kept in custody by CUSTODIAN, with the following observations:

4.1.1.	BDRs holders shall not be direct shareholders of CLIENT;

4.1.2.	The exercise of the rights granted to BDRs holders is subject to the terms and conditions established in this agreement; and

4.1.3.	The exercise of the rights granted to BDRs holders is subject to restrictions established by the applicable Brazilian laws and regulations.

4.2.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS IN CASH – The right to receive dividends and other distributions in cash paid by CLIENT abroad shall be assured to BDRs holders.

4.2.1.	CLIENT shall disclose to the market, simultaneously abroad and in Brazil, the information of payment of dividends and other distributions in cash.

4.2.2.	ITAUCOR, on the date when it receives the amounts due abroad, shall contract foreign exchange for the entry of currency in Brazil, in order to make the respective payment in favor of BDRs holders.

4.2.3.	ITAUCOR, when receiving the information from CLIENT or from CUSTODIAN, and after the closing of the foreign-exchange agreement referred to in the preceding sub-item, shall inform BM&FBOVESPA of the base date for payment, the amount per BDR, the taxes, if any, and the payment date.

4.2.4.

Dividends and other distributions in cash to be paid to BDRs holders that keep their certificates under the custody of BM&FBOVESPA shall be credited to the latter, as trusty owner of the BDRs. It shall be incumbent on BM&FBOVESPA, in turn, to carry out the distributions of dividends and other distributions in cash to the custody agents and brokers, which will be responsible for providing the credits to BDRs holders enrolled in their registries, pursuant to the credit option made before those institutions. As regards BDRs holders that keep their certificates in the Register of BDRs, the credit shall be made in accordance with the credit option contained in their records with ITAUCOR.

4.2.5.	Distributions in cash shall be made in proportion to the number of Securities represented by the BDRs, and only distributions in reais and whole cents shall be carried out.

4.2.6.	CLIENT shall not owe interest or any other remuneration for the period between the date when the dividends and other distributions in cash are paid abroad and the date on which the resources are credited to BDRs holders in Brazil.

4.2.7.	Any taxes do be paid by ITAUCOR according to the applicable laws, shall be withheld before the distribution of resources to BDRs holders.

4.3.	PREEMPTIVE RIGHT – BDRs holders shall be assured, when applicable, the exercise of free disposal of the preemptive right to subscription of the bonds and securities that are issued by CLIENT, or other rights to be granted to Securities holders.

4.3.1.	After informed on the granting of preemptive right for subscription of bonds and securities, ITAUCOR and CLIENT shall issue communication to the market about the grant of such right, requesting to BDRs holders manifestation of interest in exercising such right or in the disposal thereof. The communication to CLIENT referred to in this section shall be in line with the request of CVM Instruction 480.

4.3.2.	It shall be incumbent on CLIENT or on CUSTODIAN to inform ITAUCOR on the quantity of bonds and securities that may be subscribed, as well as the proportion for the exercise of such right by BDRs holders.

4.3.3.	It shall be also incumbent on CLIENT or on CUSTODIAN to provide ITAUCOR with the other information in relation to the exercise of the preemptive right, such as (i) the issuance price of the bonds and securities, which shall be converted into the Brazilian currency and added by the respective fees described in the attached price list; (ii) the period for exercise of the subscription right; (iii) deadline for BDRs holders to manifest themselves before ITAUCOR; (iv) the treatment of possible leftovers; and (v) other information that was disclosed abroad.

4.3.4.	The subscription price for the bonds and securities to be paid by BDRs holders shall consist in the addition of the following items: (i) subscription price in foreign currency converted into the Brazilian currency by the PTAX rate for sale, disclosed by the Central Bank of Brazil, of the day preceding the conveyance of the information on subscription that ITAUCOR shall disclose to the market; (ii) foreign-exchange variation verified until the payment date, as added by the issuance fee per BDR, indicated in the Price List contained in Exhibit III.

4.3.5.

BDRs holders whose certificates are custodied by BM&FBOVESPA, BM&FBOVESPA itself shall carry out the individualized credit of the subscription rights to each BDRs holder, through the custody brokers or users, which shall inform their clients that they shall do their option for subscription or the sale of the subscription rights in

Brazil, or further, for the non-exercise of any of the former options. BDRs holders whose certificates are recorded in the Register of BDRs shall receive from ITAUCOR the subscription bulletin whereby they can exercise their right or assign it to another investor.

4.3.6.	The broker or the custody agent shall exercise the subscription right in name of the BDRs holders before BM&FBOVESPA, by making the payment to the latter, which shall liquidate the operation by crediting the corresponding amounts to ITAUCOR, including the amount related to the fees described in sub-item 4.3.4. The BDRs subscribed at ITAUCOR shall be liquidated at the institution itself.

4.3.7.	ITAUCOR shall receive from the brokers that provided custody services through BM&FBOVESPA the necessary amounts for payment of the subscription, in addition to the fees indicated in sub-item 4.3.4, and shall provide foreign-exchange closing for remittance abroad of the amounts due in favor of the CUSTODIAN.

4.3.8.	The CUSTODIAN shall receive the amount corresponding to the Securities issuance price in foreign currency and shall be in charge of making the respective payment to CLIENT, receiving the Securities, which shall be deposited in the name of ITAUCOR before the CUSTODIAN, serving as support for the BDRs to be issued in Brazil.

4.3.9.	Interest or any other remuneration for the period encompassed between the date on which the bonds and securities are subscribed and the date on which they are delivered to BDRs holders shall not be due by CLIENT.

4.4. BONUS IN SECURITIES AND SPLITTING – In case of bonuses or splitting of Securities, ITAUCOR shall issue new BDRs, corresponding to such Securities, and shall credit them to BDRs holders.

4.4.1.	The new BDRs shall be credited with BM&FBOVESPA, to the custody account of the respective holders, for those who keep their certificates custodied at BM&FBOVESPA. For investors that keep their BDRs in the Register of BDRs, the new certificates shall be recorded by ITAUCOR in that register.

4.4.2.	Only whole BDRs shall be distributed. The fractions generated, which are insufficient to form one BDR, may, at CLIENT’s discretion, (i) be added and sold in auction at BM&FBOVESPA, with the amount resulting from the sale being proportionally credited to each BDR holder, (ii) be indirectly sold through the sale of the Securities at securities exchange abroad, pursuant to procedure indicated by CLIENT and approved by ITAUCOR, with the amount resulting from the sale to be proportionally credited to each BDR holder; or (iii) have a differentiated treatment, as indicated by CLIENT and approved by ITAUCOR.

4.4.3.	Interest or any other remuneration for the period encompassed between the date on which the fractions that are insufficient for forming one BDR are assigned and transfer to ITAUCOR and the date on which the resources obtained with the sale of the fractions of Securities are delivered to BDRs holders shall not be due by CLIENT.

4.4.4.	Any taxes that must be paid by ITAUCOR, according to the applicable laws, shall be withheld before conduction of distribution to BDRs holders.

4.4.5.	CLIENT may choose not to conduct distribution of the additional BDRs to the holders, and alter the proportion between Securities and BDRs.

4.5.	GROUPING – In the hypothesis of Securities grouping, the BDRs shall be automatically cancelled in a number sufficient to reflect the new quantity of Securities deposited with the CUSTODIAN.

4.5.1.	As regards BDRs holders that keep their certificates custodied at BM&FBOVESPA, ITAUCOR shall inform to the letter, which shall debit the custody account of each holder, and shall carry out BDRs automatic cancellation. For BDRs holders that keep their certificated in the Register of BDRs, ITAUCOR shall make the debit on the individualized account of each BDRs holder.

4.5.2.	Only whole BDRs shall be distributed. The fractions generated, which are insufficient to form one BDR, may, at CLIENT’s discretion, (i) be added and sold in auction at BM&FBOVESPA, with the amount resulting from the sale being proportionally credited to each BDR holder, (ii) be indirectly sold through the sale of the Securities at securities exchange abroad, pursuant to procedure indicated by CLIENT and approved by ITAUCOR, with the amount resulting from the sale to be proportionally credited to each BDR holder; or (iii) have a differentiated treatment, as indicated by CLIENT and approved by ITAUCOR.

4.5.3.	Interest or any other remuneration for the period encompassed between the date on which the fractions that are insufficient to form one BDR are assigned and transferred to ITAUCOR and the date on which the resources obtained with the sale of the fractions or Securities are delivered to BDRs holders shall not be due by CLIENT.

4.5.4.	Any taxes that must be paid by ITAUCOR, according to the applicable laws, shall be withheld before conduction of distribution to BDRs holders.

4.5.5.	CLIENT may chose not to cancel the BDRs necessary to register the grouping to the holders, and alter the proportion between Securities and BDRs.

4.6.	SPIN-OFF, MERGER AND CONSOLIDATION – BDRs holders shall have right resulting from spin-off, merger or consolidation that is resolved by CLIENT, and the treatment to be adopted shall depend on the characteristics of each event.

4.6.1.	ITAUCOR and BM&FBOVESPA shall provide the registries in order to reflect the new number of BDRs held by their holders.

4.7.	RIGHT TO VOTE – BDRs holders shall have the right to instruct ITAUCOR so that the vote corresponding to the Securities deposited with the CUSTODIAN be exercised, exclusively in relation to the subjects where such Securities have a right to vote, as provided for in CLIENT’s articles of incorporation.

4.7.1.	CLIENT, when calling a shareholders’ meeting (junta general), shall address the call to ITAUCOR as already translated into Portuguese, so that the latter addresses direct mail to BDRs holders, taking into account the terms established in Section 4.7.2. below, containing the matters to be voted.

4.7.2.	Upon receipt of the call and express request by CLIENT, as provided for in Section 4.7.1 above, ITAUCOR shall send communication to BDRs holders, to the addresses held by them with ITAUCOR and the respective brokers or custody agents, pursuant to time schedule to be agreed upon between CLIENT and ITAUCOR.

4.7.3.	The answers shall be sent to ITAUCOR, at the address indicated in the communication, pursuant to item 4.7.2 above.

4.7.4.	BDRs holders shall cast their votes for the purposes of CLIENT shareholders’ meeting (junta general) through ITAUCOR, which shall tabulate the votes received and send the information on the votes received by SWIFT message, correspondence in pdf file or fac-simile to CUSTODIAN, which, in turn, shall transmit the votes received to CLIENT.

4.7.5.	It is herein clarified that, for the purposes of representation of BDRs holders at CLIENT shareholders’ meetings, subject to the procedure defined in Section 4.7.4 above, ITAUCOR physical presence at the respective shareholders’ meeting shall not be necessary.

4.7.6.	ITAUCOR and its agents shall not be responsible for any flaw resulting from the non-receipt of instructions on vote or the non-receipt of such instructions in due time, for them to transfer such instructions through CUSTODIAN to CLIENT. This means that the BDR holder may occasionally be prevented from voting and from appealing in case the vote is not exercised in the requested way.

4.7.7.	CLIENT cannot assure that BDRs holders will be informed about the shareholders’ meeting and receive the matters to be voted with the necessary advancement for enabling them to send those instructions and that they are timely received by ITAUCOR.

4.7.8.	If CLIENT sends the general meeting call to ITAUCOR, for the latter to request vote instructions to BDRs holders in due time, but ITAUCOR does not receive such vote instructions until the specified date, it shall be deemed by ITAUCOR that there are no vote instructions to be exercised. In such hypothesis, the votes corresponding to the Securities deposited before CUSTODIAN shall not be exercised.

4.7.9.	ITAUCOR shall not be entitled, in any hypothesis, to exercise at its discretion the right to vote related to the Securities that support the BDRs. If, after compliance with the provisions in items 4.7.1 to 4.7.5, ITAUCOR does not receive from one of more of the BDRs holders the instructions on vote in relation to the Securities, ITAUCOR shall not delegate the right to vote of the Securities to a person designated by CLIENT.

4.8.	OTHER RIGHTS OF BDRs HOLDERS – Other rights of the BDR holders which affect the quantity of Securities, the quantity of BDRs, or which bring consequences not described in this agreement shall be defined in common agreement between CLIENT and ITAUCOR.

4.8.1.	Whenever ITAUCOR receives distributions other than those formerly prescribed, ITAUCOR shall distribute them to BDR holders, in proportion to the number of BDRs held by them, provided that in consonance with the provisions in this agreement and in the applicable laws.

4.8.2.	Rights or any other prerogatives that are or become illegal or incompatible with the Brazilian laws in force, whose availability to BDR holders is unfeasible, shall not be offered to BDRs holders.

4.8.3.	The holder of the BDRs shall be liable for any taxes or other governmental charges due on its BDRs, or on the Securities deposited with the CUSTODIAN.

4.8.4.	ITAUCOR has not the obligation to get involved in judicial proceeding or other legal measures related to the BDRs or to this agreement, in name of BDR holders or in name of any other person.

4.8.5.	ITAUCOR acknowledges that CLIENT presently remunerates its shareholders according to the remuneration system of CLIENT’s shareholders denominated Santander Dividendo Elección, which has certain specificities in Spain, in opposition to other countries. Before the first application of Santander Dividendo Elección, CLIENT jointly with ITAUCOR and BM&FBOVESPA S.A. shall define the necessary mechanisms and commitments for the BDR holders to be able to participate in Santander Dividendo Elección. ITAUCOR hereby agrees to perform all measures that are reasonably necessary, with participation of BM&FBOVESPA S.A., for implementation of Santander Dividendo Elección in the scope of the BDRs Program.

4.9.	CANCELLATION OF REGISTRY WITH CVM AND BM&FBOVESPA – CLIENT may cease to be a company registered with CVM for negotiation of BDRs and cancel the registry for negotiation of those certificates at BM&FBOVESPA. In such hypothesis, CLIENT or its controlling shareholders shall act in accordance with the applicable laws and regulations.

5.	ITAUCOR’S OBLIGATIONS

5.1.	ITAUCOR is responsible for:

(a)	issuing correctly the BDRs, according to the support of the Securities deposited with the CUSTODIAN;

(b)	adopting, in the performance of its functions and in compliance with its duties, the same standard of care that is exercises in relation to its own assets and values, subject to the professional principles and rules of diligence, prudence and ability which are usual for the activity of issuance of certificates;

(c)	acts and omissions which are exclusively ascribable thereto and which provoke the deterioration or perish of the BDRs or the rights inherent thereto;

(d)	disclosing simultaneously in Brazil the information related to corporate events that CLIENT transmits to it, pursuant to sub-item 6.1, letter (a), of this agreement.

5.1.1.	ITAUCOR shall not be made responsible for any disclosure of information that is not made in Brazil, in case CLIENT has not informed it beforehand, pursuant to sub-item 6.1, letters (a) and (b) of this agreement.

5.2.	ITAUCOR agrees, in case of request by CLIENT, to provide the information held by it and to convey thereto that information made available by BM&FBOVESPA, which include:

(a)	list of the names of BDRs holders in relation to any date selected by CLIENT and, in particular, on specific cut dates, for purposes of assistance to CLIENT’s corporate events, and of the amounts: gross, net amounts and of income tax withheld at source, in relation to the payment of dividends and other distributions in cash, if any;

(b)	list of the total amounts: gross, net and of income tax withheld at source, related to the payment of dividends or other distributions in cash, according to the periodicity required by the tax laws; and

(c)	list, by correspondence or electronic means, for the annual period, with the name of BDRs holders, of the amounts: gross, net and income tax withheld at source, in relation to the payment of dividends and other distributions in cash.

5.3.	ITAUCOR agrees, in case of request from BDRs holders to the holders that keep their BDRs in the Register of BDRs, to provide them with the information on position and operations, as necessary for obtainment of the tax certificates that such holders may need in order to benefit from applicable benefic tax treatment. Possible costs and expenses for obtainment of such tax certificates shall be exclusively borne by BDRs holders.

5.4.	ITAUCOR agrees to transfer to BM&FBOVESPA the resources that were paid to it by CLIENT, directly or by means of the CUSTODIAN, in relation to distributions in cash to which BDRs holders registered in its custody are entitled, as well the resources it obtains from the sale of fractions of BDRs at BM&FBOVESPA, if any.

5.4.1.	It shall be incumbent on BM&FBOVESPA to transfer such resources to the brokers and custody agents, which, in turn, shall provide the payment to BDRs holders.

5.4.2.	CLIENT, at its discretion, may indicate, to ITAUCOR and to BM&FBOVESPA, the BDRs holders whose payment of dividends, bonuses or other distributions in cash CLIENT itself wishes to make.

5.4.	It is also ITAUCOR’s obligation, during the term of effectiveness of this agreement, to keep in full effect all governmental authorizations as necessary for the provision of the services established in this agreement.

5.5.	ITAUCOR agrees to provide CVM, at any time and within the term determined by it, with any information and documents related to the BDRs Program approved and to the Securities issued.

6.	CLIENT’S OBLIGATIONS

6.1.	CLIENT agrees:

(a)	to communicate to ITAUCOR, on the date on which it is called abroad, the conduction of any corporate events;

(b)	to disclose simultaneously in Brazil the information disclosed abroad;

(c)

not to produce publications where reference to ITAUCOR or to the services provided for in this agreement is made, without ITAUCOR’s prior knowledge, except as regards the publications determined by CVM Instruction

No. 480 of December 7, 2009, CVM Instruction No. 358 of January 3, 2002, and other rules applicable to the BDR Program, and to public offers of securities, in which information must be included in the provision of BDRs issuance and booking services;

(d)	not to perform, nor grant powers for a third party to perform, any act related to the service contracted;

(e)	to transfer to CUSTODIAN, following the conditions established in this agreement, the amounts related to payment of distribution of dividends, bonuses and other distributions in cash in relation to the Securities, in the same terms and at the same time when such transfers are made to Securities holders.

(f)	to keep ITAUCOR harmless in case of non-compliance with the provisions in letters (a) and (b) above, in relation to damages suffered by ITAUCOR as a direct consequence of some of those non-compliances.

7.	REMUNERATION

7.1.	ITAUCOR shall receive the remuneration indicated in Exhibit III, according to the provisions established therein.

7.2.	Any payment to be made by CLIENT to ITAUCOR in accordance with this Agreement shall be made after deduction of possible taxes due according to the laws of Spain, except if ITAUCOR delivers to CLIENT the statement of tax residence, issued by Brazilian authorities, declaring that, according to their understanding it is a resident of Brazil in the meaning of the Covenant Intended to Avoid Double Taxation and Prevent Tax Evasion in Matter of Income Tax (Convenção Destinada a Evitar a Dupla Tributação e Prevenir a Evasão Fiscal em Matéria de Impostos Sobre a Renda), signed between the Federative Republic of Brazil and the Spanish State, in Brasília, on November 14, 1974 (“Covenant”) to avoid double taxation, issued within the validity period according to the Covenant, and applicable rules in relation to the date on which the payment is due.

8.	CONFIDENTIALITY

8.1.	The parties, their principals, employees and representatives on any account shall keep secrecy on all information to which they have access in consequence of the execution of this agreement.

8.2.	For the purpose of this agreement, the following are deemed to be confidential: all documents, general, commercial or operational information, evaluations, analyses, interpretations or other data that were published licitly and without violation of this agreement, jointly or singly designated confidential information, as related to the parties, their clients and people or entities with which they maintain a relationship.

8.3.	The following is not deemed confidential information:

(a)	which is or becomes of public domain without the interference of any party; or

(b)	which is known by any party or its representatives before the beginning of the negotiations that resulted in this agreement.

8.4.	The parties shall only reveal any confidential information to a third party upon prior and written authorization from the party that is the information owner.

8.5.	If any party, by determination of public authority or in consequence of a judicial order, will have to reveal any confidential information, the party shall act as follows:

(a)	shall immediately inform the party that is the confidential information owner about the public or the judge’s order, except if the information contains prohibition in this regard; and

(b)	shall provide all information and subsidies that may be necessary so that the information owner, at its discretion, may defend itself against the disclosure of any confidential information.

8.6.	The use of confidential information is prohibited for any purpose other than:

(a)	the regular execution of this agreement; or

(b)	the maintenance of records and files obtained by the laws.

8.7.	Besides constituting contractual infringement, the violation of the duty of confidentiality, including when committed by its employees, principals and representatives on any account, compels the infringing party to pay indemnity for the losses caused to the party that is the information owner.

8.8.	The payment of indemnity does not release the parties, their principals, employees and representatives on any account from continuing to comply, in what it is pertinent, with the duty of confidentiality, as provided for in this agreement.

8.9.	Whichever the cause for dissolution of this agreement is, the parties shall remain compelled, by themselves and their principals, employees and representatives on any account, to respect the duty of confidentiality, even after termination hereof, under penalty of being compelled to indemnify for the losses caused.

9.	ASSIGNMENT

9.1.	The assignment of the rights and the transfer of the obligations derived from this agreement is prohibited without the agreement of the other party, except in the hypothesis that ITAUCOR assigns them, wholly or partly, to a related company, and CLIENT shall be communicated of the fact thirty (30) days in advance; and (i) the agreement assignee shall be authorized by the competent authorities for the provision of the services described in this agreement; (ii) ITAUCOR shall guarantee the compliance, by the assignee, with the provisions established in this agreement; and (iii) ITAUCOR shall guarantee that the assignee remain in the economic group of ITAÚ UNIBANCO HOLDING S.A. after the assignment.

10.	EFFECTIVENESS AND TERMINATION

10.1.	This agreement shall be effective for an undetermined period of time, and may be terminated, without charge for any party, upon written notice sixty (60) days in advance.

10.2.	The party that is communicated on termination may, at its discretion, release the other party from compliance with the prior notice term.

11.	TERMINATION FOR CONTRACTUAL INFRINGEMENT

11.1.	UNILATERAL TERMINATION FOR CONTRACTUAL INFRINGEMENT – This agreement may be terminated by any of the parties if the other party defaults obligation provided for herein and, if after having been notified in writing on the infringement, it does not, within fifteen (15) days as from the receipt of such notice, take one of the measures indicated below:

(a)	to cease or to correct the infringement committed, without prejudice to the indemnity to the injured party for the damages confirmedly caused; or

(b)	to indemnify the injured party for the damages confirmedly caused, when it is not possible anymore to comply with the obligation or when its compliance does not satisfy anymore the interests of the injured party.

11.2.	UNILATERAL TERMINATION BY ITAUCOR – ITAUCOR may terminate unilaterally this agreement, if:

(a)	CLIENT requires from ITAUCOR the practice of illegal or doubtful operation under the rules in force in the financial and capital markets or in the uses and habits of those markets; and

(b)	CLIENT has its bankruptcy decreed or the request for judicial or extra judicial recovery is granted.

11.3.	UNILATERAL TERMINATION BY CLIENT – CLIENT may terminate unilaterally this agreement if ITAUCOR:

(a)	has its bankruptcy decreed; or

(b)	is submitted to extra judicial intervention; or

(c)	is submitted to judicial or extra judicial liquidation or dissolution.

12.	OBLIGATIONS RELATED TO THE AGREEMENT DISSOLUTION

12.1.	In any hypothesis of dissolution of this agreement, ITAUCOR shall communicate the fact to BDRs holders, in writing, by correspondence to be sent to the addresses of the respective brokers or custody agents, at least sixty (60) days before the date of the agreement termination.

12.2.	In any hypothesis of dissolution of this agreement, in order to avoid possible losses to CLIENT and to BDR holders, ITAUCOR shall remain responsible for the maintenance of the recording in the Register of BDRs and other related services, for the term of twenty (20) days subsequent to the agreement termination.

12.2.1.	During the term referred to above, only the registries shall be carried out and the services provided as requested or indicated up to the date of the agreement dissolution, with the Register of BDRs to be closed upon course of such term.

12.3.	ITAUCOR undertakes to provide CLIENT, or the financial institution designated by CLIENT, with all information and documents held by it by virtue of the services described in this agreement.

12.4.	In case of the appointment of a new depository before termination of this agreement or during the term established in sub-item 12.2 above, CLIENT shall notify ITAUCOR, which agrees to, immediately after receiving such notice:

(a)	transfer to the new depository the records of the BDR holders and all rights and powers held by ITAUCOR by virtue of the position of depositary institution;

(b)	provide immediately CLIENT and the new depository with all information and documents that it possesses by virtue of the services provided;

(c)	ease the transfer of the BDRs, registers and records and other information related to CLIENT or to the new depository, including to make its qualified personnel available to carry out such transfer; and

(d)	to provide the services stipulated herein until their actual transfer to the new depository.

13.	AMENDMENTS TO THE AGREEMENT

13.1.	This agreement and its exhibits shall only be amended by written document signed by the parties. Any amendment to this agreement is not conditional to prior consent from or communication to BDRs holders.

14.	REPARATION OF DAMAGES

14.1.	The parties agree to be responsible for reparation of damages caused to each other, or to third parties, in relation to the services now contracted, including damages to the image, caused by violation of professional secrecy and confidentiality.

14.2.	The expenses and losses resulting from convictions, fines, interest and other penalties imposed by law, regulations or inspecting authorities, in administrative or judicial proceedings, as well as fees of counsel incurred in the respective defenses, are included in the damages provided for in the preceding item.

14.3.	The infringing party shall indemnify, within the maximum term of five (5) days as from the notification sent to it, as accompanied by the respective evidencing documents and statements, the amount corresponding to possible losses caused to the other party, including those related to costs and fees of counsel, as monetarily restated based on the variation of the IGPM/FGV [General Market Price Index, published by Getúlio Vargas] or, in the absence thereof, of the IGP-DI/FGV [General Price Index – Domestic Availability, published by Getúlio Vargas Foundation] or, in the absence of both, of IPC/ [Consumer Price Index, published by FIPE [Accounting, Actuarial and Financial Research Foundation], since the date of disbursement until the date of reimbursement, as added, in case of delay, by interest of twelve percent (12%) per year and a fine of two percent (2%).

15.	GENERAL PROVISIONS

15.1.	CLIENT may, at its expenses, by itself or through an audit, inspect the performance of the services that are the subject matter of this agreement and the entries made in the Register of BDRs, upon prior schedule of day, time and place.

15.2.	The services inspection is subject to the obligations of bank secrecy and confidentiality, as established in the laws and in this agreement.

15.3.	CLIENT shall submit the documentation evidencing tax immunity or exemption possibly received from BDRs holders in some of those conditions; in case of dissolution of this agreement, such documents shall be returned to CLIENT, through protocol, for the due measures and their custody for the legal term.

15.4.	CLIENT grants to ITAUCOR special powers, in its name, during the term of effectiveness of this agreement and in compliance with the instructions received, to perform all necessary acts for the execution of the services provided for in this agreement.

15.5.	CLIENT and a ITAUCOR shall not be responsible for any action or omission by any holder of BDRs in relation to the obligations of such holder, pursuant to the Brazilian laws or regulations on foreign investments in Brazil, as related to the redemption and sale of the Securities deposited with the CUSTODIAN, including, but not limited to, any flaw in compliance with a requisite of registry of the investment, in conformity with the terms of any applicable Brazilian rules, or any flaws in reporting the transactions in foreign currency at the Central Bank of Brazil, as applicable.

15.5.1.	Each BDRs holder shall be responsible for providing any false information related to transactions in foreign currency to ITAUCOR, to CVM or to the Central Bank of Brazil, as regard deposits and redemptions of Securities deposited with the CUSTODIAN.

16.	FORBEARANCE

16.1.	Any forbearance by one of the parties in relation to non-compliance with any obligation by the other party shall not mean waiver of the right to require compliance with the obligation, without pardon or alteration of what was contracted herein.

17.	OMBUDSMAN’S OFFICE

17.1. Questions, suggestions or complaints may be directly addressed to the relationship manager or to “Contact Us” at www.itau.com.br. In case CLIENT is not satisfied, Itaú Corporate Ombudsman’s Office can be contacted by telephone 0800 570 0011 (available on business days from 09:00 a.m. to 06:00 p.m.) or by correspondence addressed to P.O. BOX 67600, CEP 03162-971, São Paulo – SP, Brazil.

18.	APPLICABLE LAW AND JURISDICTION

18.1. The jurisdiction of the Judicial District of the Capital City of the State of São Paulo is hereby elected to settle any disputes or controversies arisen out of this agreement, with waiver of any other, however privileged it is.

This agreement is signed in three (3) counterparts.

São Paulo, August 7, 2014.

(THE REMAINING OF THE PAGE WAS INTENTIONALLY LEFT BLANK)

[Agreement for Provision of BDRs Issuance and Booking Services, entered into between Itaú Corretora de Valores S.A. and Banco Santander, S.A.]

ITAÚ CORRETORA DE VALORES S.A.

[Agreement for Provision of BDRs Issuance and Booking Services, entered into between Itaú Corretora de Valores S.A. and Banco Santander, S.A.]

BANCO SANTANDER, S.A.

[Agreement for Provision of BDRs Issuance and Booking Services, entered into between Itaú Corretora de Valores S.A. and Banco Santander, S.A.]

WITNESSES

Name:	Name:
Ident.:	Ident.:

EXHIBIT I TO AGREEMENT FOR PROVISION OF BDR ISSUANCE AND BOOKING SERVICES

I.	LIST OF SERVICES TO BE PROVIDED BY ITAUCOR

1.1.	The services to be provided by ITAUCOR encompass:

(a)	issuance and cancellation of BDRs;

(b)	payment of dividends or other distributions in cash, to BDRs holders registered in the Register of BDRs;

(c)	transfer of resources to BM&FBOVESPA, related to distribution of dividends or other distributions in cash, in relation to BDRs which are custodied with BM&FBOVESPA, so that the latter may pay distributions to brokers or to custody agents, which, in turn, shall transfer the amounts to the BDRs holders;

(d)	bonuses of the Securities that serve as support for the BDRs and, consequently, of the BDRs;

(e)	accomplishment of subscription of new Securities that shall become support to new BDRs;

(f)	grouping and splitting of Securities that serve as support for the BDRs and, consequently, of the BDRs;

(g)	alteration of the proportion between Securities and BDRs, resulting from some corporate/ company event or at CLIENT’s request after the due approval by the regulating bodies;

(h)	necessary measures in consequence of spin-off, merger and consolidation involving CLIENT, if they generate alterations of the Securities that serve as support to the BDRs and, consequently, of the BDRs;

(i)	wording and control of the Register of BDRs;

(j)	report for accounting follow-up and other data in the BDRs;

(k)	to keep available to CLIENT in its page in the internet, the listing of BDRs holders as elements to meet the requirement of CVM, or Stock Exchanges, in relation to the positions of BDRs holders;

(l)	listing of investments paid for compliance with the requirements of the Brazilian Internal Revenue Service;

(m)	assistance to BDRs holders for supply of information;

(n)	all other services that are incumbent on institutions that issue and book certificates of deposits of securities, by force of law or regulations;

(o)	assistance to CLIENT in the definition and coordination of cut dates for benefits and/or charges to BDRs holders in Brazil;

(p)	to request and administrate vote instructions and powers or attorney of BDRs holders;

(q)	preparation and submission of forms of vote instructions and powers of attorney to be requested to BDRs holders; and

(r)	to inform CLIENT, in periodicity to be agreed between CLIENT and ITAUCOR, on the powers-of-attorney and instructions on vote receives from BDRs holders for the purposes of representations at CLIENT’s Shareholders’ meetings.

II.	CUSTODY ACCOUNT FOR DEPOSIT OF THE BDRs TO BE CANCELLED

2.1.	The BDRs for cancellation shall be deposited before ITAUCOR, at the custody agent , client , portfolio .

III.	ISSUANCE OF BDRs

3.1.	Issuance of BDRs by investors resident and domiciled in Brazil

3.1.1.	The investor resident and domiciled in Brazil may, at any time, give instructions to a Brazilian broker for the latter to request to the foreign broker the purchase of Securities abroad, for the purpose of serving as support for the issuance of BDRs in Brazil, and provide the deposit of the Securities with the CUSTODIAN.

3.1.2.	For liquidation of the purchase operation abroad of Securities that shall serve as support for the BDRs, the broker or the custody agent in Brazil may provide the replacement of the Brazilian currency with the foreign currency, by means of a foreign-exchange agreement with specific nature for BDR Program, whose closing shall be carried out upon presentation of brokerage note for the purchase of the Securities and other documents that may be required by the financial institution for the foreign-exchange closing.

3.1.2.1.	The broker or the custody agent shall enter into foreign-exchange operations related to the purchase of Securities for issuance of BDRs, in the form of the applicable regulations.

3.1.3.	At the physical liquidation of Securities abroad, the CUSTODIAN shall receive the Securities, which shall remain deposited with that institution, with support of the BDRs to be issued by ITAUCOR in Brazil.

3.1.4.	The broker or the custody agent shall send instruction to CUSTODIAN, and inform the custody agent and the client in Brazil that it shall receive the BDRs.

3.1.5.	When the CUSTODIAN receives the Securities liquidated, both physically and financially, and the instruction informing the custody agent and client in Brazil that it shall receive the BDRs, the CUSTODIAN shall send to ITAUCOR SWIFT message, correspondence through pdf file or fac-simile, requesting the issuance of the BDRs and the delivery thereof to the investor before BM&FBOVESPA, or in the Register of BDRs.

3.1.6.	The Brazilian broker or the custody agent shall (i) pay to ITAUCOR the fee for issuance of BDR indicated in the Price List (Exhibit III), per BDR issued, calculated by multiplying the quantity of BDRs per the amount of the fee, whose deposit shall be made on account to be indicated by ITAUCOR, on the date of the BDRs issuance (“Issuance Fee”), (ii) send to ITAUCOR letter or fac-simile, electronic docket or SWIFT message, informing the custody agent and CLIENT for receipt of the BDRs (“BDRs Issuance Instruction”).

3.1.7.	ITAUCOR shall issue the BDRs, after (a) the receipt (i) of the SWIFT message from the CUSTODIAN, informing who shall receive the BDRs, (ii) of the Issuance Fee, (iii) of the BDRs Issuance Instruction, and (b) verification that all documents are correct and provide the necessary information for issuance of the BDRs.

3.1.8.	ITAUCOR shall credit the BDRs in the Register of BDRs, in the name of the investor itself or in the name of BM&FBOVESPA, for the investors that wish to keep their BDRs in custody. ITAUCOR, then, shall carry out the delivery of the BDRs to their respective holder.

3.1.9.	ITAUCOR and the CUSTODIAN may require, from the person or entity that deposits the Securities, all documents and instruments that they think to be necessary for issuance of the BDRs, for proof of the ownership of those Securities and for compliance with the applicable laws, including written orders to ITAUCOR for issuance of the BDRs.

3.1.9.1.	No BDR shall be issued if such requirements are not complied with by the Securities holders.

3.1.10.	BDRs cannot be issued, in any hypothesis, without the respective confirmation by the CUSTODIAN that the entire corresponding quantity of Securities was deposited with the CUSTODIAN.

3.1.11.	Upon issuance of the BDR, the holder may negotiate it in the environment that is admitted for its negotiation.

3.2.	Issuance of BDRs at BM&FBOVESPA by investors resident and domiciled abroad and registered in Brazil, in accordance with the resolution in force.

3.2.1.	The investor resident and domiciled abroad may, at any time, give instructions to its custody agent or legal representative for deposit of shares and securities abroad before the CUSTODIAN, for the purpose of serving as support for the issuance of BDRs in Brazil.

3.2.2	In the physical liquidation of securities abroad, the CUSTODIAN shall receive the Securities, which shall be deposited with the mentioned institution as support for the BDRs to be issued by ITAUCOR in Brazil.

3.2.3.	The custody agent or the legal representative shall send instruction to the CUSTODIAN, informing the custody agent in Brazil that shall receive the BDRs.

3.2.4.	When the CUSTODIAN receives the Securities, as physically and financially liquidated, and the instruction informing the custody agent in Brazil that it shall receive the BDRs, the CUSTODIAN shall send to ITAUCOR SWIFT message, correspondence by pdf file or fac-simile, requesting the issuance of the BDRs and their delivery to investor before BM&FBOVESPA.

3.2.5.	The custody agent or the legal representative shall (i) pay to ITAUCOR the BDR issuance fee indicated in the Price List (Exhibit III), per BDR issued, calculated by multiplying the quantity of BDRs by the amount of the Issuance Fee, (ii) send to ITAUCOR the Instruction for BDRs Issuance, and (iii) send to ITAUCOR copy of the simultaneous foreign-exchange contract, for the purpose of registration with the Central Bank of Brazil, in accordance with the rule in force. CLIENT may bear the payment of the BDR issuance fee dealt with in item (i) above, when it manifests so.

3.2.6.	ITAUCOR shall issue the BDRs, after (a) the receipt (i) of the SWIFT message from the CUSTODIAN, informing who shall receive the BDRs, (ii) of the Issuance Fee, (iii) of the Instruction for Issuance of the BDRs, and (iv) of copy of the simultaneous foreign exchange contract, for the purpose of registration with the Central Bank of Brazil, according to rule in force, and (b) verification that all documents are correct and provide the necessary information for issuance of the BDRs.

3.2.7.	ITAUCOR shall credit the BDRs in the Register of BDRs, in the name of BM&FBOVESPA and then, shall carry out the delivery of the BDRs to their respective holder.

3.2.8.	ITAUCOR and the CUSTODIAN may demand from the person or entity that deposits the Securities all documents and instruments that they believe to be necessary for issuance of the BDRs, for proof of the ownership of those Securities and for compliance with the applicable laws, including written orders to ITAUCOR for issuance of the BDRs.

3.2.9.	No BDR shall be issued if such requirements are not complied with by the Securities holders.

3.2.10.	BDRs shall not be issued, in any hypothesis, without the respective confirmation by the CUSTODIAN that the entire quantity corresponding to the Securities was deposited before the CUSTODIAN.

3.2.11.	Upon issuance of the BDR, the holder may negotiate it in the environment where its negotiation is admitted.

3.3.	Purchase of BDRs at BM&FBOVESPA by investors resident and domiciled in Brazil.

3.3.1.	It is permitted to the investor resident and domiciled in Brazil to purchase BDRs at BM&FBOVESPA for keeping them in portfolio for subsequent disposal at BM&FBOVESPA or disposal of the Securities abroad, upon cancellation of BDRs.

3.4.	Purchase of BDRs at BM&FBOVESPA by investors resident and domiciled abroad and registered in Brazil, pursuant to Resolution CMN 2689

3.4.1.	It is permitted to non-resident investors to purchase BDRs at BM&FBOVESPA. For such purpose, they shall make the payment of the certificates by means (i) of resources they already maintained in Brazil, or (ii) of closing foreign-exchange contract, according to rule in force.

IV.	CANCELLATION OF BDRs

4.1.	Cancellation of BDRs by investors resident and domiciled in Brazil

4.1.1.	The investor resident and domiciled in Brazil may, at any time, give instructions to a Brazilian broker for it to request to a foreign broker the sale of Securities abroad, upon cancellation of its BDRs in Brazil.

4.1.2.	For cancellation of the BDRs, their holder shall instruct the Brazilian broker or the custody agent to cancel the BDRs before ITAUCOR, so that the Securities that serve as support abroad are released, and it be possible to liquidate them.

4.1.3.	Still for cancellation of the BDRs, the Brazilian broker or the custody agent shall (i) transfer the BDRs to ITAUCOR, on the BDR Account, (ii) receive from the foreign broker the data for the physical liquidation of the Securities, (iii) send letter, fac-simile, electronic docket or SWIFT message to ITAUCOR, informing the data of the custody abroad for liquidation of the sale of the Securities that serve as support for the BDRs (“BDRs Cancellation Instruction”), (iv) pay to ITAUCOR the Fee for Cancellation of BDR, indicated in the Price List of Exhibit III, calculated by multiplying the quantity of BDRs by the amount of the fee, whose deposit shall be made on checking account to be indicated by ITAUCOR, on the date of cancellation of the BDRs (“Cancellation Fee”).

4.1.4.	ITAUCOR, after (a) the receipt (i) of the BDRs on BDR Account, (ii) of BDRs Cancellation Instruction, and (iii) of the Cancellation Fee, and (b) verification whether all documents are correct and provision of the necessary information for the transfer of the Securities by cancellation of the BDRs, shall send SWIFT message, requesting the transfer of the Securities, according to the information received from the Brazilian broker or from the custody agent.

4.1.5.	The CUSTODIAN, when receiving from ITAUCOR SWIFT message, correspondence in file pdf, or fac-simile, shall make the necessary verifications and transfer the Securities from the support account to the foreign broker, in order to liquidate the sale of the Securities.

4.1.6.	After the financial liquidation of the operation of sale of the Securities that shall serve as support for issuance of the BDRs abroad, the Brazilian broker or the custody agent may provide the exchange of the foreign currency with the Brazilian currency, whose closing shall be made by presentation of the broker’s note on the sale of the Securities and other documents that can be required by the financial institution responsible for the foreign exchange closing.

4.1.6.1.	The broker or the custody agent may enter into foreign-exchange operations, as pertinent to the cancellation of BDRs, in accordance with the applicable laws.

4.1.7.	ITAUCOR and the CUSTODIAN may require, from the person or entity that is the owner of the BDRs to be cancelled, all documents and instruments that they believe to be necessary for cancellation of the BDRs, for the sale of the Securities abroad and for compliance with the applicable laws, including written orders to ITAUCOR for cancellation of the BDRs.

4.1.7.1.	No BDR shall be cancelled if such requirements are not complied with by the BDRs holders.

4.1.8.	Securities shall not, in any hypothesis, be transferred by the CUSTODIAN without the respective confirmation by ITAUCOR that the corresponding BDRs were cancelled.

4.2.	Sale of BDRs at BM&FBOVESPA by investors resident and domiciled in Brazil

4.2.1.	It is permitted to the investor resident and domiciled in Brazil to sell BDRs at BM&FBOVESPA or to cancel them by disposal of the Securities abroad, as described in items 4.1.1 to 4.1.8. above.

4.3.	Cancellation of BDRs by investors resident and domiciled abroad and registered in Brazil according to Resolution CMN 2689

4.3.1. Non-Resident Investors may request cancellation of the BDRs and carry out the sale of the Securities that serve as support for the issuance of BDRs abroad, or remain in the possession of the Securities. For such purpose, they shall (i) instruct their legal representative to cancel the BDRs, and (ii) obtain from the foreign broker the data for receipt of the Securities.

4.3.2. The legal representative of the Non-Resident Investor, holding the instruction of the respective investor, shall (i) register the operation of cancellation of the BDRs at SISBACEN, by means of PRDE 530 transaction, (ii) inform to ITAUCOR about the mentioned registry, sending thereto a copy of the document issued by the Central Bank of Brazil, (iii) transfer the BDRs to ITAUCOR account to be indicated by ITAUCOR, (iv) receive from the foreign broker the data for transfer of the Securities, (v) send letter, fac-simile, electronic docket or SWIFT message to ITAUCOR, informing the data of the custody abroad for transfer of the Securities that serve as support for the issuance of the BDRs, and (vi) pay to ITAUCOR the Cancellation Fee.

4.3.3. ITAUCOR, after (a) the receipt (i) of the credit of the BDRs on the BDR Account, (ii) of the BDRs Cancellation Instruction, (iii) of the Cancellation Fee, and (iv) of the information from the Central Bank of Brazil, and (b) the verification that all documents are correct and provide the necessary information for the transfer of the Securities by the cancellation of the BDRs, shall send a SWIFT message to the CUSTODIAN, requesting the transfer of the Securities and indicating the account for credit thereof, according to information received from the legal representative of the Non-Resident Investor.

4.3.4. The CUSTODIAN, when receiving the SWIFT message from ITAUCOR, shall carry out the verifications and shall transfer the Securities from the account of support to the foreign broker.

4.3.5. ITAUCOR and the CUSTODIAN may require from the person or entity that is the owner of the BDRs to be cancelled, all documents and instruments that they understand to be necessary for the BDRs cancellation, for the transfer of the Securities abroad and for compliance with the applicable laws, including orders to ITAUCOR for cancellation of the BDRs.

4.3.5.1. No BDR shall be cancelled if such requirements are not complied with by their holders.

4.3.6. The Securities shall not be transferred by the CUSTODIAN in any hypothesis, without the respective confirmation by ITAUCOR that the correspondent BDRs were cancelled.

4.4.	Sale of BDRs at BM&FBOVESPA by investors resident and domiciled abroad and registered in Brazil pursuant to Resolution CMN 2689

4.4.1. It is permitted to the Non-Resident Investors to sell its BDRs at BM&FBOVESPA. For such purpose, they shall receive the resources resulting from the sale and may keep them in Brazil for reapplication in other asset(s) or send them abroad, through the closing of foreign-exchange contract at the RDE (Electronic Statement Records) referred to in Resolution CMN 2689, from the Brazilian Monetary Council.

(THE REMAINING SPACE IN THE PAGE WAS INTENTIONALLY LEFT BLANK)

EXHIBIT II TO AGREEMENT FOR PROVISION OF BDR ISSUANCE AND BOOKING SERVICES

MODEL OF AUTHORIZATION LETTER INDICATING THE AUTHORIZED PERSONS IN COMMUNICATIONS BETWEEN CLIENT AND ITAUCOR

(Issuance place and date).

To

[to indicate the full trade name of Itaucor / CLIENT]

(to indicate the full address of the principal place of business of Itaucor / CLIENT)

Attn.: (to indicate the Department name)

Dear sirs,

In view of the provisions in the Agreement for Provision of BDRs Issuance and Booking Services, entered into on (to indicate the date of execution of the agreement), we indicate below our representatives:

Name			Signature
ID		CPF (Tax ID)		Birth Date
Address	City		State	ZIP Code
Telephone			E-mail

Name			Signature
ID		CPF (Tax ID)		Birth Date
Address	City		State	ZIP Code
Telephone			E-mail

We further inform that this document of indication of representatives replaces those formerly sent, and revokes the indications contained in those documents.

[Client’s trade name]

EXHIBIT III TO AGREEMENT FOR PROVISION OF BDR ISSUANCE AND BOOKING SERVICES

REMUNERATION

I. ITAUCOR shall receive a monthly remuneration equivalent to the services actually provided to CLIENT, multiplied by the amounts contained in the table below.

II. The remuneration shall be calculated according to the time spent with data processing, reports and forms provided, payments made, as well as other items that are used in the accomplishment of the services, in accordance with the above mentioned table.

III. Additionally, a fixed and sole fee shall be charged for implantation of the data on BDRs holders in ITAUCOR computerized system.

IV. The amounts contained in the table shall be annually restated, based on the variation of the IPC Index (Consumer Price Index), published by FIPE (Economic Researches Institute’s Foundation – University of São Paulo), and, in the absence thereof, of the IGPM (General Market Price Index) published by FGV –Getúlio Vargas Foundation.

V. On a monthly basis, ITAUCOR shall calculate the services performed and remit invoice to CLIENT, whose payment shall be provided up to the tenth (10th) day of the month following the service provision.

VI. The payment shall be made on the tenth (10th) day of each month, by credit, by CLIENT, of the amount verified by ITAUCOR, through closing of foreign exchange contract, whose amounts in the Brazilian currency shall be credited with Banco Itaú S.A., to account to be indicated by ITAUCOR.

VII. If CLIENT does not provide the payment on the date established above, it shall be constituted in delay, and shall bear the amount of principal as added by monetary restatement according to price indexes referred to in the preceding item IV, by interest of twelve percent (12%) per year, in addition to the fine of two percent (2%) on the amount due.

Price list paid by Investor

Issuance and Cancellation of BDR: R$ 0.05 per BDR issued and R$ 0.05 per BDR cancelled.

Priced list paid by Santander Spain

1) Booking Service:

Booking Fee is charged on annualized basis, to be paid monthly, in delay, and is calculated based on the number of BDR holders per month, according to the table below:

Number of BDR Holders	Price per BDR Holder
0 – 2,000	R$	0.95
2,001 - 5,000 BDR holders	R$	0.87
5,001 - 10,000 BDR holders	R$	0.80
10,001 – 15,000 BDR holders	R$	0.74
15,001 – 20,000 BDR holders	R$	0.68
20,001 – 30,000 BDR holders	R$	0.60
30,001 – 40,000 BDR holders	R$	0.53
40,001 – 50,000 BDR holders	R$	0.30
50,001 - 100,000 BDR holders	R$	0.25
100,001 - 150,000 BDR holders	R$	0.23
> 150,001 BDR holders	R$	0.19

•	R$ 2,000.00 / month per BDR Program

2) Deposit Service:

Implementation: Zero

Stock Options: R$ 0.03 per BDR issued

3) Transactions:

Payment of Dividends in the registers:

•	R$ 0.80 per BDR Holder with account with Itaú

•	R$ 3.00 per BDR Holder with account with Other Banks

Operation of BDR Holders: Monthly payment per transfer, correspondence, records alteration, transaction, as per table below:

BDR Transaction	Price per transaction
0 – 2,000	R$	0.80
2,001 – 5,000 BDR holders	R$	0.75
5,001 – 10,000 BDR holders	R$	0.70
10,001 – 15,000 BDR holders	R$	0.65
15,001 – 20,000 BDR holders	R$	0.60
20,001 – 30,000 BDR holders	R$	0.55
30,001 – 40,000 BDR holders	R$	0.50
40,001 – 50,000 BDR holders	R$	0.35
50,001 – 100,000 BDR holders	R$	0.30
100,001 – 150,000 BDR holders	R$	0.25
> 150,001 BDR holders	R$	0.20

Corporate Events: Bonuses / Splitting / Grouping: R$ 0.65 per BDR holder.

Subscription Form in a book-entry form

•	R$ 0.40 per BDR Holder - Subscription form issued

•	R$ 1.50 per BDR Holder - Subscription form received and processed

Advertisements

•	R$ 2.45 per advertisement (Dividends, AGM, Corporate Events, etc)

Proxy Voting

•	R$ 1,500.00 per participation at shareholders’ meeting (There are additional costs inherent to such services)

Concept of transaction for collection of transaction fee:

•	Payment of dividends: Any type of Payments authorized by the authorities regularly established by the companies, as corporate actions, such as: payment of dividends and interest on the company capital; Transaction of BDR Holder: Any type of transfers of accounts, implementation and updating of address for correspondence; Advertisements: any type of announced dividend, Special Shareholders’ meeting, Annual Shareholders’ meetings, Corporate Events, etc.

•	Proxy Voting: receipt of votes, validation, consolidation and processing of verification of votes, in order to represent at the shareholders’ meeting;

4) Inherent Expenses:

•	Delivery by messenger;

•	Costs of translation: the translation must be requested in any case, according to the applicable laws;

•	Certified copies;

•	External legal opinion: the external legal opinion must be requested by client;

•	Registry of documents with the Public Registry Office;

•	Audit costs: audit must be requested by a competent authority.

5) Other Costs:

•	CVM Inspection Fee, if any

•	Expenses with the depositary centers (CBLC, CETIP, SELIC);

•	Specific reports (sic) of our published and agreed rules.

All fees are charged and the respective payment must be made on the tenth business day of the month following the month of the service provision.